Exhibit J

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement No. 333-109980 on Form N-1A of our report dated May 24, 2023, relating to the financial statements and financial highlights of BATS: Series A Portfolio, BATS: Series C Portfolio, BATS: Series E Portfolio, BATS: Series M Portfolio, BATS: Series P Portfolio, BATS: Series V Portfolio and BATS: Series S Portfolio of BlackRock Allocation Target Shares (the “Funds”), appearing in the Annual Report on Form N-CSR of the Funds for the year ended March 31, 2023, and to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectuses and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

July 24, 2023